Exhibit 10.26
TECHTEAM GLOBAL, INC.
OPTION AGREEMENT
          THIS AGREEMENT is entered into by and between TechTeam Global, Inc., a Delaware corporation (the “Company”), and Gary J. Cotshott (the “Executive”), effective as of February 11, 2008 (“Effective Date”).
          WHEREAS, on February 11, 2008, the Company and the Executive entered into that certain Employment and Noncompetition Agreement (the “Employment Agreement”);
          WHEREAS, pursuant to Section 2(b)(ii)(a), the Company granted the Executive a stock option to purchase 300,000 shares of the Company’s common stock, subject to the terms and conditions set forth in the Employment Agreement and the Company’s 2006 Incentive Stock and Awards Plan; and
          WHEREAS, the Company and the Executive desire to further memorialize the terms and conditions of such equity awards in this Agreement.
ARTICLE I. DEFINITIONS
               Section 1.1. Definitions. Capitalized terms used in this Agreement have the following meanings:
  (a) “Board” means the Board of Directors of the Company.
  (b) “Cause” shall have the meaning ascribed in Section 3(c) of the Employment Agreement.
  (c) “Committee” means the Compensation Committee of the Board (or such successor committee with the same or similar authority).
  (d) “Company” means TechTeam Global, Inc., a Delaware corporation, or any successor thereto.
  (e) “Disability” shall have the meaning ascribed in Section 3(b) of the Employment Agreement.
  (f) “Good Reason” shall have the meaning ascribed in Section 3(e) of the Employment Agreement.
  (g) “Plan” means the Techteam Global, Inc. 2006 Incentive Stock and Awards Plan, as it may be amended from time to time, or any successor plan thereto.
  (h) “Share” means a share of common stock of the Company.

           Section 1.2. Other Defined Terms. Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Plan.
ARTICLE II. AWARD OF STOCK OPTIONS
               Section 2.1. Grant. The Executive is hereby granted an option (the “Option”) to purchase 300,000 Shares (the “Option Shares”). The Option is a non-qualified stock option.
               Section 2.2. Exercise Price per Share. The Exercise Price is $7.99. “Exercise Price” means the price per Share to be paid by the Executive to exercise the Option.
               Section 2.3. Termination Date. The Option shall terminate upon the earlier to occur of the close of business at the Company’s headquarters on the tenth (10th) anniversary of the Effective Date or twelve (12) months after the Executive’s employment with the Company is terminated.
               Section 2.4. Vesting Schedule. The Option shall vest in 16 equal installments at the end of each calendar quarter, beginning with the calendar quarter ending March 31, 2008. Notwithstanding the foregoing, in the event the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the portion of the Option that is scheduled to vest within one (1) year after the date of such termination shall vest immediately. In the event the Executive’s employment is terminated by reason of death or Disability, the Option shall vest in full on the date of such termination. The portion of the Option that is not vested as of the date of the Executive’s termination of employment from the Company shall be forfeited immediately on the date of such termination.
               Section 2.5. Manner of Exercise. The Executive may exercise the Option, to the extent vested, at any time prior to the date the Option expires or terminates. To exercise the Option, the Executive must provide a properly completed Notice of Exercise Form to the Assistant Controller of Company, specifying how many Option Shares the Executive wishes to purchase. If someone else wants to exercise the Option after the Executive’s death, that person must contact the General Counsel of the Company and prove to the Company’s satisfaction that he or she is entitled to do so. The Executive’s ability to exercise the Option may be restricted by the Company if required by applicable law.
               Section 2.6. Transferability of Option. The Executive may not transfer or assign the Option for any reason, other than under the Executive’s will or as required by intestate laws. Any attempted transfer or assignment will be null and void.
               Section 2.7. Repricing Prohibited. Notwithstanding anything in this Agreement to the contrary, and except for the adjustments provided in Section 3.4, neither the Committee nor any other person may decrease the exercise price for the

Option after the Effective Date nor allow the Executive to surrender the Option to the Company as consideration for the grant of a new option with a lower exercise price.
               Section 2.8. Rights as a Shareholder. The Executive (or any other individual with an interest in the Option) shall have no rights as a shareholder of the Company with respect to the Shares subject to the Option unless and until such individual exercises the Option and is issued the Shares purchased thereby. No adjustments shall be made for distributions, allocations, or other rights with respect to any Shares prior to the exercise of the Option except as permitted by Section 3.4.
ARTICLE III. GENERAL TERMS AND CONDITIONS
               Section 3.1. Restrictions on Transfer. By accepting this Agreement, the Executive agree not to sell any Shares acquired under this Agreement at a time when applicable laws, Company policies (including without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.
               Section 3.2. Amendment of Agreement. This Agreement may be amended only in a writing signed by the parties hereto. Notwithstanding the foregoing, the Company need not obtain the Executive’s (or other interested party’s) consent for the adjustment or cancellation of the Option, or the modification of the Agreement to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of the Option for the Company.
               Section 3.3. Taxes. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares deliverable under this Agreement after giving the Executive notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. The Executive may pay all or a portion of the foreign, federal, state and local withholding taxes arising upon exercise, vesting or payment of the Option, or a portion thereof, by electing to (i) have the Company withhold vested Shares otherwise issuable under this Agreement, (ii) tender back Shares received in connection with this Agreement, or (iii) deliver other previously owned Shares, in each case having a fair market value equal to the amount to be withheld; provided, however, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to preserve favorable accounting treatment. The election must be made on or before the date as of which the amount of tax to be withheld is determined. The Fair Market Value of a fractional Share remaining after payment of the withholding taxes shall be paid to the Executive in cash.

               Section 3.4. Adjustment Provisions; Change Of Control.
          (a) Adjustment of Shares. The adjustment provisions of Section 14(a) of the Plan are incorporated herein by reference. As such, the Board or Committee may modify any provisions of this Agreement as permitted by Section 14(a) of the Plan to the same extent as if this Agreement had been an award granted under the Plan.
          (b) Change of Control. Upon a Change of Control, if the Executive is employed by the Company on the date of the Change of Control, the Option shall vest in full. In addition, upon a Change of Control, the Executive shall have the right, exercisable by written notice to the Company within 60 days after the Change of Control, to receive, in exchange for the surrender of the Option, an amount of cash equal to the excess of the Change of Control Price (if the surrender occurs on the date of the Change of Control) or the Fair Market Value of a Share on the date of surrender (if the surrender occurs after the date of the Change of Control) of the Shares covered by the Option that is so surrendered over the Exercise Price of such Shares.
               Section 3.5. Employment and Service. This Agreement shall not confer upon the Executive any right with respect to continued employment or service with the Company or any Affiliate. For purposes of this Agreement, the provisions of Section 15(c) of the Plan shall apply.
               Section 3.6. Compliance with Rule 16b-3 of the Securities Exchange Act. Transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended, and in all events this Agreement shall be construed in accordance with Rule 16b-3. To the extent any provision of this Agreement or action by the Board or Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.
               Section 3.7. No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Agreement, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.
               Section 3.8. Requirements of Law. This Agreement and the issuance of Shares hereunder are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Agreement, the Company has no liability to deliver any Shares under this Agreement or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

               Section 3.9. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The arbitration provisions of Section 6 of the Employment Agreement shall apply with respect to any dispute hereunder.
          (b) All notices and other communications hereunder shall be in writing and shall be deemed to be received when (i) hand delivered (with written confirmation of receipt), (ii) when received by the addressee, if sent by nationally recognized overnight delivery service (receipt requested) in each case to such address as a party may designate by written notice to the other party.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) This Agreement may be executed through the use of separate signature pages or in any number of counterpart copies and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties.
          (e) The provisions of this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and shall supersede all prior agreement, negotiations, correspondence, undertakings and communications of the parties, either oral or written, with respect to such subject matter. Specifically, this Agreement memorializes all of the terms and conditions of the “Initial Grant Options” in the Employment Agreement.
          IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed in its name on its behalf, as of the Effective Date.

/s/ Gary J. Cotshott
Gary J. Cotshott, “Executive”

TECHTEAM GLOBAL, INC.
By:	/s/ Michael A. Sosin
Its: Corporate Vice President, General Counsel

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